Exhibit 4.2

EXHIBIT B

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND IT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR STATE LAW OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS; AND THE COMPANY MAY REQUIRE AN OPINION OF COUNSEL AS TO THE AVAILABILITY OF SUCH EXEMPTION.

E-__ $___,000.00	Sarasota, Florida ____________ __, 2013

EVOLUCIA INC.

14% CALLABLE PROMISSORY NOTE DUE __________ __, 2016

FOR VALUE RECEIVED, Evolucia Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of ___________ (“Holder”), the principal amount of [  ] THOUSAND dollars ($___,000) on __________ __, 2016 (“Maturity Date”) or earlier as hereinafter provided.  Interest on the outstanding principal balance shall be paid on a monthly basis commencing ______ __, 2013 with all outstanding amounts to be paid at maturity at the rate of fourteen percent (14%) per annum.  Accrued interest shall also be payable at such time as any payment of principal of this Note is made.  The interest payment shall be paid to the holder of record of this Note on the tenth business day prior to the interest payment date.  Interest shall be computed on the basis of a 365-day year, using the number of days actually elapsed.

Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Securities Purchase Agreement, dated the date hereof, pursuant to which this Note was originally issued (the “Purchase Agreement”), which is issued in accordance with that Confidential Private Placement Memorandum dated November 27, 2012 (as updated on March 4, 2013) (the “Memorandum”).

The following terms shall apply to this Note:

ARTICLE 1.
Events of Default and Acceleration

(a) Events of Default Defined.  The entire unpaid principal amount of this Note, together with interest thereon shall forthwith become and be due and payable if any one or more the following events (“Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or be affected or come about by operation of law pursuant to or in compliance with any judgment, decree, or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing.  An Event of Default shall occur:

(i) if failure shall be made in the payment of the principal of this Note when and as the same shall become due and such failure shall continue for a period of thirty (30) days after such payment is due; or

(ii) if failure shall be made in the payment of any installment of interest on this Note when and as the same shall become due and payable whether at maturity or otherwise and such failure shall continue for sixty (60) days after receipt of notice that such payment has not been made; or

(iii) if the Company shall consent to the appointment of a receiver, trustee or liquidator of itself or of a substantial part of its property, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or an answer seeking reorganization in a proceeding under any bankruptcy law (as now or hereafter in effect) or an answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall by voluntary petition, answer or consent, seek relief under the provisions of any other now existing or future bankruptcy or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, or shall, in a petition in bankruptcy filed against it or them be adjudicated a bankrupt, or the Company or its directors or a majority of its stockholders shall vote to dissolve or liquidate the Company; or

(iv) if an involuntary petition shall be filed against the Company seeking relief against the Company under any now existing or future bankruptcy, insolvency or other similar law providing for the reorganization or winding up of corporations, or an arrangement, composition, extension or adjustment with its or their creditors, and such petition shall not be stayed or vacated or set aside within ninety (90) days from the filing thereof; or

(v) if a court of competent jurisdiction shall enter an order, judgment or decree appointing, without consent of the Company, a receiver, trustee or liquidator of the Company or of all or any substantial part of the property of the Company, or approving a petition filed against the Company seeking a reorganization or arrangement of the Company under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, or any substantial part of the property of the Company shall be sequestered; and such order, judgment or decree shall not be stayed or vacated or set aside within ninety (90) days from the date of the entry thereof.

(b) Rights of the Holder.  Nothing in this Note shall be construed to modify, amend or limit in any way the right of the Holder to bring an action against the Company.

ARTICLE 2.
Miscellaneous

(a) Prepayments and Partial Payments.  The Company, in its sole election, may prepay this Note in whole or in part without written notice to the Holder; provided, that any partial payment of principal shall be accompanied by payment of accrued interest to the date of prepayment and provided, however, that any partial prepayment shall be paid proportionately with respect to all outstanding Notes issued in accordance with the Memorandum.  Any payment made to the holders of the Notes which is not a full payment of all principal and interest on all of the Notes shall be made pro rata to the holders of the Notes based on the respective principal amounts of the Notes.

(b) Transferability.  This Note shall not be transferred except in a transaction exempt from registration pursuant to the Securities Act and applicable state securities law.  The Company shall treat as the owner of this Note the person shown as the owner on its books and records.  The term “Holder” shall include the initial holder named on the first page of this Note and any subsequent holder of this Note.

(c) Usury Saving Provision.  All payment obligations arising under this Note are subject to the express condition that at no time shall the Company be obligated or required to pay interest at a rate which could subject the holder of this Note to either civil or criminal liability as a result of being in excess of the maximum rate which the Company is permitted by law to contract or agree to pay.  If by the terms of this Note, the Company is at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

(d) Notice to Company.  Notice to the Company shall be given to the Company at its principal executive offices as set forth in the Memorandum or to such other address or person as the Company may, from time to time, advise the holder of this Note, or to the holder of this Note at the address set forth on the Company’s records.  Notice shall be given by hand delivery, certified or registered mail, return receipt requested, overnight courier service which provides evidence of delivery, or by telecopier if confirmation of receipt is given or of confirmation of transmission is sent as herein provided.

(e) Governing Law.  This Note shall be governed by the laws of the State of Florida applicable to agreements executed and to be performed wholly within such State.  The Company hereby consents to jurisdiction of the courts as set forth in the Memorandum.

IN WITNESS WHEREOF, the Company has executed this Note as of the date and year first aforesaid.

EVOLUCIA INC.

By:	/s/
Name
Title

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